Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Acquires Two Toyota Dealerships in Massachusetts

HOUSTON, March 16, 2021 - Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the expansion of its business presence in the Massachusetts market with the acquisition of two Toyota dealerships.  The dealerships are located in Hyannis and Orleans on Cape Cod.  These stores are expected to generate approximately $120 million in annualized revenues.

“We are excited to grow our scale in New England with two additional stores and expand our long-standing partnership with Toyota,” said Earl J. Hesterberg, Group 1's president and chief executive officer.

The acquisition of these stores brings Group 1’s total U.S. Toyota dealership count to fifteen and increases the total representation in New England to ten dealerships, which includes the Audi, BMW, Lexus, Subaru, and Toyota brands.

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 184 automotive dealerships, 237 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.com